Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Acadia Healthcare Company, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 13, 2012 (except for Note 6, as to which the date is October 17, 2012), with respect to the consolidated financial statements of Acadia Healthcare Company, Inc. as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, included in its Current Report (Form 8-K) filed with the Securities and Exchange Commission on October 17, 2012.

/s/ Ernst & Young LLP

Nashville, Tennessee

October 17, 2012